Exhibit 99.2

CONTACT:

Jill Smith
Director, Corporate Communications
240.449.1250 jsmith@panacos.com

Panacos Announces Greater than 1 Log10 Mean Reduction in 300 mg Bevirimat Cohort

Watertown, MA (October 25, 2007) – Panacos Pharmaceuticals, Inc. (NASDAQ: PANC), a biotechnology company dedicated to developing the next generation of antiviral therapeutic products, today announced preliminary results from the 300 mg cohort of a Phase 2b study of bevirimat (PA-457) in patients failing HIV therapy due to drug resistance. In this cohort, eight patients received 300 mg of bevirimat solution once daily and two patients received placebo for 14 days on top of their failing background regimen.

A mean viral load reduction of 1.02 log10 was seen in the eight bevirimat-treated patients on day 15, the primary endpoint of the study. Of these patients, six (75%) had greater than a 0.5 log10 reduction and five (63%) had greater than a 1.0 log10 reduction. Patients receiving placebo had a negligible change in viral load at this same time point. The 300 mg cohort had a greater viral load reduction than the previous cohort where patients were dosed with a 250 mg bevirimat solution and a mean viral load reduction of 0.68 log10 was observed.

Bevirimat continued to be well tolerated in this cohort, consistent with previous clinical experience. While Panacos continues to be blinded to patients’ treatment assignments, all adverse events were mild and observed in only two patients. Following final review of the safety data and FDA confirmation, Panacos intends to proceed to the next cohort, in which treatment-experienced patients will receive a 350 mg bevirimat solution or placebo on top of their failing background regimen daily for two weeks.

“We were very pleased with the results from the 300 mg cohort,” said Alan W. Dunton, M.D., Panacos’ President and Chief Executive Officer. “These data are

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consistent with the previously presented model that the clinically relevant dose range would likely be between 300-400 mg. We look forward to initiating the 350 mg cohort as we work to determine the optimal dose or doses of bevirimat to take into pivotal clinical trials in 2008.”

Following dosing with 300 mg of bevirimat solution administered on top of patients’ failing background regimens, the mean trough plasma concentration of bevirimat at steady state was 48.4 micrograms/ml compared to 38.3 micrograms/ml at steady state in the 250 mg oral solution cohort. These plasma concentrations indicate that bevirimat continues to exhibit predictable and linear pharmacokinetics with the oral solution formulation that are consistent with expectations.

Panacos will be discussing these results on its regularly scheduled quarterly conference call at 4:30 p.m. today. The conference call can be accessed via the web at www.panacos.com or by dialing 866.831.6234 (domestic) or 617.213.8854 (international), between 4:15 and 4:25 p.m. and entering the passcode 67813660. A replay of the conference call will be available from 6:30 p.m. on October 25, 2007 through November 26, 2007, and can be accessed via the web at www.panacos.com or by dialing toll-free 888.286.8010, and outside the U.S. 617.801.6888 with passcode 14818744.

About this Study

The objectives of this Phase 2b study of bevirimat are to examine the antiviral efficacy, pharmacokinetics, and safety of bevirimat in combination with a failing regimen of other HIV drugs (“functional monotherapy”). In this 14-day study, patients are dosed with either placebo or bevirimat in combination with their failing antiretroviral therapy. The primary endpoints of the trial are safety, pharmacokinetics, and viral load reduction on day 15. Panacos plans to continue escalating the dose in subsequent cohorts by 50 mg per cohort following a review of the safety and antiviral response from each preceding cohort, releasing data from each cohort as analysis is completed.

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About Panacos

Panacos is developing the next generation of anti-infective products through discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. HIV infects approximately 1.7 million people in North America and Western Europe and approximately 40 million people worldwide. Approximately 650,000 patients are treated annually for HIV in the United States and Western Europe. Resistance to currently available drugs is one of the most pressing problems in HIV therapy and the leading cause of treatment failure. Panacos’ proprietary discovery technologies are designed to combat resistance by focusing on novel targets in the virus life cycle, including virus maturation and virus fusion.

Panacos’ lead candidate, bevirimat (PA-457), is the first in a new class of oral HIV therapeutics under development called maturation inhibitors, discovered by Panacos scientists and their academic collaborators. Based on its novel mechanism of action, bevirimat is designed to have potent activity against a broad range of HIV strains, including those that are resistant to existing classes of drugs. The Company has completed nine clinical studies of bevirimat in over 400 patients and healthy volunteers, showing significant reductions in viral load in HIV-infected patients and a promising safety profile, and is currently in Phase 2b clinical trials. The Company also has a second-generation program in HIV maturation inhibition in clinical testing and a research program to develop oral HIV fusion inhibitors.

Except for the historical information contained herein, statements made herein, including those relating to bevirimat’s clinical development, the potential results of treatment with bevirimat and future clinical trials and clinical practice are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks as set forth in Panacos’ filings with the Securities and Exchange Commission, including, but not limited to, Panacos’ Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and its Quarterly Reports on Form 10-Q subsequent to the Annual Report. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein. Panacos undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

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